Exhibit 99.1

Zhone Technologies Restates Its Financial Statements to Reflect Higher
                   Stock Based Compensation Charges

    OAKLAND, Calif.--(BUSINESS WIRE)--Oct. 13, 2003--Zhone Technologies, Inc., announced today that it has restated its previously reported financial results for the fiscal year ended December 31, 2002 and for the six months ended June 30, 2003 to reflect increased non-cash stock based compensation expenses resulting from a change in the estimated fair value of its capital stock.
    Zhone's net losses for the periods reported have been adjusted by the amount of such increased expenses. Additionally, the recorded amount of the Company's redeemable preferred stock and related accretion have been adjusted to reflect a change in the estimated fair value. These adjustments have no impact on the Company's reported revenues or cash. The Company has filed amended reports with the Securities and Exchange Commission to reflect the restatements.
    As a result of the proposed restatement, KPMG LLP, the Company's independent auditor, has notified the Company that its previous reports on the Company's financial statements for the year ended December 31, 2002 should not be relied upon. KPMG has issued its opinion on the restated financial statements.
    The Company's restated financial results reflect the following adjustments:

    -- For the year ended December 31, 2002 and six months ended June 30, 2003, adjustments to stock-based compensation reflect an increased fair value of Zhone's common stock from $0.10 per share to $1.50 per share. The Company has adjusted the fair value of its common stock as of July 2002 to $1.50 based on a reassessment of the valuation method and assumptions used to determine both the common stock and preferred stock fair value. This adjustment has resulted in increases to stock-based compensation expenses from $2.0 million to $10.8 million for the year ended December 31, 2002 and from a benefit of $(3.3) million to $(1.7) million for the first six months of 2003.

    -- Adjustments to Series AA redeemable preferred stock reflect a decrease in the estimated fair value from $170.7 million to $126.5 million, or from $2.73 to $2.02 per share as of July 1, 2002. These adjustments have been made in order to reflect the corresponding decrease in the estimated fair value of the preferred stock as a result of the higher estimated fair value of common stock described above.

    A summary of the adjustments are available in the Form 10 (as amended) filed by Zhone and the Form S-4 (as amended) filed by Tellium, Inc. with respect to the companies' proposed merger, and are available on the SEC's web site at www.sec.gov.

    About Zhone Technologies, Inc. (Zhone)

    Zhone's strategy combines existing solutions with Zhone's internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE:
LU) in June 1999. Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), FlexBand(TM) Multi-service port, Zhone Management System (ZMS(TM)), Broadband Access Node (BAN(TM)), Multi-Access Line Concentrator (MALC(TM)), RAPTOR(TM) DSLAM, Sechtor(TM) universal voice gateway, the Z-Edge(TM) access products, Zhone Residential Gateway (ZRG), FiberJack(TM) PON Terminal and the AccessNode(TM) and Universal Edge(TM) 9000 products (purchased from Nortel Networks - NYSE/TSE: NT). In July 2003, Zhone and Tellium (NASDAQ:TELM) announced that the two companies have entered into a definitive agreement to merge the two companies.
    For more information, please visit www.tellium.com or www.zhone.com or contact:

    Zhone Technologies, Inc.

    Investors
    Christen Chesel
    Tel: +1 510-777-7013
    Fax: +1 510-777-7001
    Email: investor-relations@zhone.com

    Media
    David Markowitz
    Tel : +1 510-777-7020
    Fax : +1 510-777-7001
    Email: dmarkowitz@zhone.com

    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.

    CONTACT: Zhone Technologies, Inc.
             Christen Chesel, 510-777-7013 (Investors) investor-relations@zhone.com
             David Markowitz, 510-777-7020 (Media)
             dmarkowitz@zhone.com